PLS CPA, A PROFESSIONAL CORP.

· 4725 MERCURY STREET # 210 · SAN DIEGO · CALIFORNIA 9211 ·

· TELEPHONE (858) 722-5953 · FAX (858) 433-2979 · FAX (858) 433-2979

· E-MAIL changgpark@gmail.com ·

January 11, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: Alarming Devices, Inc.

Dear Madame or Sir

On January 11, 2013 our appointment as auditor for Alarming Devices, Inc. ceased. We have read Alarming Devices, Inc.’s statement included under Item 4.01 of its Form 8-K dated January 11, 2013 and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.
San Diego, CA 9211

Registered with the Public Company Accounting Oversight Board